TECHNE CORPORATION RELEASES UNAUDITED THIRD QUARTER
                AND NINE MONTH FISCAL YEAR 2012 RESULTS

Minneapolis/May 1, 2012/ Techne Corporation's (NASDAQ:TECH) financial results for the third quarter and nine months ended March 31, 2012 include the following highlights:

  Third quarter earnings were $31.8 million or $0.86 per diluted share.
   Adjusted earnings for the quarter were $33.1 million or $0.90 per diluted share, an increase of 5.9% from the same prior-year period. Adjusted earnings and earnings per share exclude intangible asset amortization and costs recognized upon the sale of inventory that was written-up to fair value as part of the acquisitions of Boston Biochem, Inc. and Tocris Holdings Limited completed in the quarter ended June 30, 2011. Adjusted earnings and earnings per diluted share also exclude the impact of impairment charges on certain equity investments and the reversal of deferred tax asset valuation allowances.

   Earnings for the nine-month period ended March 31, 2012 were $85.1 million or $2.30 per diluted share. Adjusted earnings for the nine-month period ended March 31, 2012 were $91.1 million or $2.46 per diluted share, an increase of 7.9% from the same prior-year period.

  Net sales as reported grew 9.6% to $83.6 million for the quarter ended
   March 31, 2012. Organic sales grew 1.8% in the quarter compared to the same prior-year period. Organic sales exclude sales from acquisitions and the changes in foreign currency rates.

   Net sales as reported grew 11.3% to $236 million for the nine months ended March 31, 2012. Organic sales grew 2.3% in the nine-month period compared to the same prior-year period.

A stronger U.S. dollar as compared to foreign currencies reduced sales by $587,000 in the quarter ended March 31, 2012 from the comparable prior-year quarter. A weaker U.S. dollar as compared to foreign currencies improved sales by $1.5 million in the nine-month period ended March 31, 2012 from the comparable prior-year period.

The Biotechnology segment includes sales made through R&D Systems' Biotechnology Division, R&D Systems Europe, Tocris, R&D Systems China, BiosPacific and Boston Biochem. Biotechnology segment net sales were $78.2 million for the quarter ended March 31, 2012, an increase of 9.9% from $71.1 million for the quarter ended March 31, 2011. Biotechnology net sales were $220 million for the nine-month period ended March 31, 2012, an increase of 11.7% from $197 million for the nine-month period ended March 31, 2011. Biotechnology sales growth was 1.5% and 2.0% for the quarter and nine month periods ended March 31, 2012, respectively, if sales from the acquisitions and foreign currency effect are excluded.

Organic sales growth for the Biotechnology segment from the same prior-year periods were:

                                        Period Ended March 31, 2012
                                        ---------------------------
                                          Quarter      Nine Months
                                        -----------    -----------
U.S. industrial, pharmaceutical
  and biotechnology                         5.6%           5.7%
U.S. academic                              (5.4%)         (4.9%)
Europe                                     (0.4%)         (0.6%)
China                                      19.9%          22.4%
Pacific Rim                                 7.8%           6.5%

Hematology net sales for the quarter and nine-month period ended March 31, 2012 were $5.4 million and $15.6 million, increases of 5.6% and 6.2%, respectively, from the comparable prior-year periods.

The gross margin percentage declined to 75.8% in the quarter ended March 31, 2012 from 79.1% in the comparable prior-year quarter and to 75.0% in the nine-month period ended March 31, 2012 from 78.0% in the comparable prior-year period, due to costs recognized upon the sale of inventory that was written-up to fair value as part of the acquisitions and the amortization of intangible assets. Gross margins were 79.0% and 79.2% for the quarters ended March 31, 2012 and 2011, respectively, and 78.5% and 78.2% for the nine-month periods ended March 31, 2012 and 2011, respectively, if such costs were excluded in all periods.

Selling, general and administrative expenses for the quarter and nine-month period ended March 31, 2012 increased $604,000 and $6.0 million, respectively, from the quarter and nine-month periods ended March 31, 2011. The acquired businesses added $795,000 and $3.2 million of selling, general and administrative expenses, excluding intangible asset amortization, in the quarter and nine-month periods ended March 31, 2012, respectively.
Intangible amortization included in selling, general and administrative expenses increased $456,000 and $1.4 million in the quarter and nine-month period ended March 31, 2012, respectively, from the same prior-year periods. Selling, general and administrative expense for the quarter and nine-month period ended March 31, 2011 included $211,000 of professional fees related to the acquisitions.

Other expense for the quarter and nine-month period ended March 31, 2012 included $3.3 million of impairment losses on investments in unconsolidated entities. These losses were the result of Nephromics, LLC signing an agreement to sell substantially all of its assets and ACTGen, Inc. suffering substantial operating losses and encountering funding difficulties.

Other non-operating expenses include foreign exchange transaction gains of $164,000 and losses of $465,000, respectively, for the quarter and nine-month period ended March 31, 2012, compared to foreign exchange transaction gains of $249,000 and $667,000 for the quarter and nine-month period ended March 31, 2011, respectively.

The effective tax rate for the quarter and nine-month period ended March 31, 2012 was 26.5% and 30.0%, respectively, as compared to 31.6% and 31.2% for the same prior-year periods. Income taxes for the quarter and nine-month period ended March 31, 2012 were positively impacted by $3.0 million due to the reversal of a valuation allowance on deferred tax assets related to the excess tax basis in the Company's investments in unconsolidated entities. The tax rate for the remainder of fiscal 2012 is expected to be 31% to 33%.

In September 2011, the Company entered into a $10.0 million loan agreement with ChemoCentryx, Inc. (CCXI). The loan agreement contained a number of conversion features contingent upon CCXI obtaining future debt or equity financing. The agreement also included a $5.0 million commitment by the Company to participate in a private placement in the event of a successful public offering of CCXI shares. With CCXI's completion of its initial public offering during the quarter ended March 31, 2012, the loan plus accrued interest was converted to common shares and the Company purchased the additional $5 million of common equity as required by its previous commitment. At March 31, 2012, the Company's investment in CCXI was included in short-term available-for-sale investments at its fair market value of $66.5 million. The Company's unrealized gain of $37.0 million, net of deferred tax liability of $13.2 million, was included in accumulated other comprehensive income at March 31, 2012. The Company's investment in CCXI was $14.3 million at June 30, 2011 and was included in other non-current assets.

The Company repurchased 45,983 and 309,010 shares of its common stock during the quarter and nine months ended March 31, 2012, respectively, for approximately $3.1 million and $21.3 million. Approximately $29.3 million remains available at March 31, 2012 for the repurchase and retirement of shares under the currently open authorization.


Forward Looking Statements:

Our press releases may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Such statements, including the expected effective tax rate, involve risks and uncertainties that may affect the actual results of operations. The following important factors, among others, have affected and, in the future, could affect the Company's actual results: the integration of the acquired companies, the introduction and acceptance of new biotechnology and hematology products, the levels and particular directions of research by the Company's customers, the impact of the growing number of producers of biotechnology research products and related price competition, general economic conditions, the retention of hematology OEM and proficiency survey business, the impact of currency exchange rate fluctuations, and the costs and results of research and product development efforts of the Company and of companies in which the Company has invested or with which it has formed strategic relationships.

For additional information concerning such factors, see the section titled "Risk Factors" in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission.
We undertake no obligation to update or revise any forward-looking statements we make in our press releases due to new information or future events. Investors are cautioned not to place undue emphasis on these statements.


Use of Adjusted Financial Measures:

The adjusted financial measures used in this press release quantify the impact the following events had on reported net sales, gross margin percentages, selling, general and administrative expenses, net earnings and earnings per share for the quarter and nine-month period ended March 31, 2012 as compared to the reported amounts for the same periods ended March 31, 2011:

- fluctuations in exchange rates used to convert transactions in foreign currencies (primarily the Euro, British pound sterling and Chinese yuan) to U.S. dollars;

- the acquisitions of Boston Biochem on April 1, 2011 and Tocris on April 28, 2011, including the impact of amortizing intangible assets and the recognition of costs upon the sale of inventory written-up to fair value;

- impairment losses related to the Company's investments in unconsolidated entities; and

- the reversal of valuation allowances on deferred tax assets related to the excess tax basis in the Company's unconsolidated entities.

These adjusted financial measures are not prepared in accordance with generally accepted accounting principles (GAAP) and may be different from adjusted financial measures used by other companies. Adjusted financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. We view these adjusted financial measures to be helpful in assessing the Company's ongoing operating results. In addition, these adjusted financial measures facilitate our internal comparisons to historical operating results and comparisons to competitors' operating results. We include these adjusted financial measures in our earnings announcement because we believe they are useful to investors in allowing for greater transparency related to supplemental information we use in our financial and operational analysis. Investors are encouraged to review the reconciliations of adjusted financial measures used in this press release to their most directly comparable GAAP financial measures as provided with the financial statements attached to this press release.

                  *  *  *  *  *  *  *  *  *  *  *  *

Techne Corporation has two operating subsidiaries: Research and Diagnostic Systems, Inc. (R&D Systems) of Minneapolis, Minnesota and R&D Systems Europe, Ltd. (R&D Europe) of Abingdon, England. R&D Systems is a specialty manufacturer of biological products. R&D Systems has three operating subsidiaries: BiosPacific, Inc. (BiosPacific), located in Emeryville, California, Boston Biochem, Inc., located in Cambridge, Massachusetts and R&D Systems China Co. Ltd., (R&D China), located in Shanghai, China. BiosPacific is a worldwide supplier of biologics to manufacturers of in vitro diagnostic systems and immunodiagnostic kits. Boston Biochem is a leading developer and manufacturer of ubiquitin-related research products. R&D China and R&D Europe distribute biotechnology products. R&D Europe has two subsidiaries: Tocris Holdings Ltd (Tocris) of Bristol, England and R&D Systems GmbH, a German sales operation. Tocris is a leading supplier of reagents for non-clinical life science research.

Contact:  Greg Melsen, Chief Financial Officer
          Kathy Backes, Controller
         (612) 379-8854



                          TECHNE CORPORATION
                CONSOLIDATED STATEMENTS OF EARNINGS
               (In thousands, except per share data)
                            (Unaudited)

                                     QUARTER ENDED    NINE MONTHS ENDED
                                    ----------------  ------------------
                                    3/31/12  3/31/11  3/31/12   3/31/11
                                    -------  -------  --------  --------
Net sales                           $83,621  $76,271  $235,879  $211,924
Cost of sales                        20,238   15,941    58,939    46,618
                                    -------  -------  --------  --------
Gross margin                         63,383   60,330   176,940   165,306
Operating expenses:
 Selling, general and administrative  9,899    9,295    31,323    25,335
 Research and development             7,122    6,297    20,626    19,519
                                    -------  -------  --------  --------
  Total operating expenses           17,021   15,592    51,949    44,854
                                    -------  -------  --------  --------
Operating income                     46,362   44,738   124,991   120,452
Other income (expense):
 Interest income                        470    1,067     1,996     2,934
 Impairment losses on investments
  in unconsolidated entities         (3,254)       0    (3,254)        0
 Other non-operating expense, net      (373)    (421)   (2,155)   (1,376)
                                    -------  -------  --------  --------
  Total other (expense) income       (3,157)     646    (3,413)    1,558
                                    -------  -------  --------  --------
Earnings before income taxes         43,205   45,384   121,578   122,010
Income taxes                         11,449   14,320    36,488    38,039
                                    -------  -------  --------  --------
Net earnings                        $31,756  $31,064  $ 85,090  $ 83,971
                                    =======  =======  ========  ========
Earnings per share:
 Basic                              $  0.86  $  0.84  $   2.30  $   2.26
 Diluted                            $  0.86  $  0.84  $   2.30  $   2.26
Weighted average common
 shares outstanding:
  Basic                              36,864   37,119    36,975    37,084
  Diluted                            36,930   37,194    37,043    37,153


                           TECHNE CORPORATION
                       CONSOLIDATED BALANCE SHEETS
                              (In thousands)
                               (Unaudited)
                                                      3/31/12    6/30/11
                                                      --------   --------
ASSETS
Cash and equivalents                                  $ 95,280   $ 77,613
Short-term available-for-sale investments              124,325     63,200
Trade accounts receivable                               39,114     35,914
Inventory                                               40,497     44,906
Other current assets                                     7,056      8,784
                                                      --------   --------
  Current assets                                       306,272    230,417
                                                      --------   --------

Available-for-sale investments                         145,129    131,988
Property and equipment, net                             94,614     95,398
Goodwill and intangible assets, net                    134,876    138,915
Other non-current assets                                 3,143     20,952
                                                      --------   --------
  Total assets                                        $684,034   $617,670
                                                      ========   ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses                 $ 14,620   $ 12,679
Payable for pending available-for-sale
 investment purchases                                    7,360          0
Income taxes - deferred and current                      8,741      5,509
                                                      --------   --------
  Current liabilities                                   30,721     18,188
                                                      --------   --------

Deferred taxes                                           8,816     13,360
Stockholders' equity                                   644,497    586,122
                                                      --------   --------
  Total liabilities and stockholders' equity          $684,034   $617,670
                                                      ========   ========

                               TECHNE CORPORATION
                         RECONCILIATION of ORGANIC SALES
                                 (In thousands)
                                   (Unaudited)

                                     QUARTER ENDED    NINE MONTHS ENDED
                                    ----------------  ------------------
                                    3/31/12  3/31/11  3/31/12   3/31/11
                                    -------  -------  --------  --------
Net sales                           $83,621  $76,271  $235,879  $211,924
Organic sales adjustments:
 Acquisitions                        (6,600)       0   (17,655)        0
 Impact of foreign currency
  fluctuations                          587        0    (1,529)        0
                                    -------  -------  --------  --------
Organic sales                       $77,608  $76,271  $216,695  $211,924
                                    =======  =======  ========  ========

Organic sales growth                   1.8%               2.3%


                            TECHNE CORPORATION
            RECONCILIATION of NET EARNINGS and EARNINGS per SHARE
                    (In thousands, except per share data)
                                (Unaudited)

                                     QUARTER ENDED    NINE MONTHS ENDED
                                    ----------------  ------------------
                                    3/31/12  3/31/11  3/31/12   3/31/11
                                    -------  -------  --------  --------
Net earnings                        $31,756  $31,064  $ 85,090  $ 83,971
Identified adjustments:
 Costs recognized upon sale of
  acquired inventory                  1,955        0     5,870         0
 Amortization of intangibles          1,268      170     3,821       511
 Acquisition related
  professional fees                       0      211         0       211
 Impairment losses on investments     3,254        0     3,254         0
 Tax impact of above adjustments     (2,069)    (137)   (3,883)     (263)
 Tax impact of reversal of
  valuation allowance                (3,016)       0    (3,016)        0
                                    -------  -------  --------  --------
                                      1,392      244     6,046       459
                                    -------  -------  --------  --------
Net earnings - adjusted for
 identified items                   $33,148  $31,308  $ 91,136  $ 84,430
                                    =======  =======  ========  ========

Adjusted growth                        5.9%               7.9%

Earnings per share - Diluted -
 adjusted                           $  0.90  $  0.84  $   2.46  $   2.27



                                TECHNE CORPORATION
                   RECONCILIATION of GROSS MARGIN PERCENTAGES
                                   (Unaudited)

                                     QUARTER ENDED    NINE MONTHS ENDED
                                    ----------------  ------------------
                                    3/31/12  3/31/11  3/31/12   3/31/11
                                    -------  -------  --------  --------
Gross margin percentage               75.8%    79.1%     75.0%     78.0%
Identified adjustments:
 Costs recognized upon sale of
  acquired inventory                   2.3%     0.0%      2.5%      0.0%
 Amortization of intangibles           0.9%     0.1%      1.0%      0.2%
                                    -------  -------  --------  --------
Gross margin percentage - adjusted    79.0%    79.2%     78.5%     78.2%
                                    =======  =======  ========  ========


                               TECHNE CORPORATION
        RECONCILIATION of SELLING, GENERAL and ADMINISTRATIVE EXPENSES
                                (In thousands)
                                  (Unaudited)

                                     QUARTER ENDED    NINE MONTHS ENDED
                                    ----------------  ------------------
                                    3/31/12  3/31/11  3/31/12   3/31/11
                                    -------  -------  --------  --------
Selling, general and
 administrative expenses            $ 9,899  $ 9,295  $ 31,323  $ 25,335
Identified selling, general and
 administrative expense adjustments:
 Acquired companies' expense,
  excluding intangible amortization    (795)       0    (3,160)        0
 Amortization of intangibles           (518)     (62)   (1,558)     (185)
 Acquisition related
  professional fees                       0     (211)        0      (211)
                                    -------  -------  --------  --------
Selling, general and administrative
 expenses - adjusted                $ 8,586  $ 9,022  $ 26,605  $ 24,939
                                    =======  =======  ========  ========




                               TECHNE CORPORATION
                    RECONCILIATION of INTANGIBLE AMORTIZATION
                                 (In thousands)
                                   (Unaudited)

                                     QUARTER ENDED    NINE MONTHS ENDED
                                    ----------------  ------------------
                                    3/31/12  3/31/11  3/31/12   3/31/11
                                    -------  -------  --------  --------
Amortization of intangible assets
 included in:
  Cost of goods sold                $   750  $   108  $  2,263  $    326
  Selling, general and
   administrative expenses              518       62     1,558       185
                                    -------  -------  --------  --------
Total amortization of
 intangible assets                  $ 1,268  $   170  $  3,821  $    511
                                    =======  =======  ========  ========